Exhibit 10.12

EMPLOYMENT AGREEMENT

      THIS AGREEMENT is effective as of the 18th day of May, 1998 (the “Agreement”), by and between FIRST INTERSTATE BANCSYSTEM, INC., a corporation duly organized and validly existing under the laws of the State of Montana (“Employer”) and LYLE R. KNIGHT, a married man currently residing in Mesa, Arizona (“Employee”).

      WHEREAS, the parties hereto desire to enter into an agreement for the purpose of engaging the services of Employee by reason of Employee’s experience, training, reputation and ability in the management of financial institutions,

      NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

      1. Employment and Duties. Employer, a holding company which currently operates two wholly-owned bank subsidiaries, namely First Interstate Bank in Montana and First Interstate Bank in Wyoming (collectively, the “Banks”) hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth. Employee is hereby employed as the President and Chief Operating Officer of Employer. Employee shall perform the customary duties of a President and Chief Operating Officer of a bank holding company, as designated by the Board of Directors of Employer, by applicable banking laws and regulations and such attendant duties as may, from time to time, be reasonably requested of Employee by the Board of Directors of Employer (the “Board”), including the assumption of the duties of a senior executive officer or member of the Board of Directors of any subsidiary of Employer, or both, if so requested. Employee shall have such authority to sign contracts, bills, notes, drafts and other obligations of Employer, as granted to the President by the Bylaws of Employer or the Board in accordance with appropriate governmental regulation.

      2. Extent of Services.

      (a) With the single exception mentioned in the final sentence of this Section 2(a), Employer shall devote Employee’s full time, ability and attention to the business of Employer during the term of this Agreement, and shall, except as hereinafter noted, neither directly nor indirectly render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Board. Employer, however, acknowledges that Employee currently serves as a member of the board of directors of SkyMall, Inc., an Arizona corporation, and desires to continue serving in that capacity while employed by Employer. Employer believes that such continued service will not interfere with the duties of Employee as defined by this Agreement and, accordingly, agrees to the continuing board membership of Employee for SkyMall, Inc. for such period of time as Employee shall determine, in his discretion.

      (b) Nothing contained herein shall be construed to prevent Employee from investing Employee’s assets in any legal form or manner which does not in any manner or for any amount of time interfere with Employee’s performance of services on behalf of Employer.

      (c) Except as expressly set forth in this Agreement, Employee shall be subject to the Employer’s policies and practices as the same may be amended from time to time.

      3. Term of Employment. Subject to prior termination of this Agreement as hereinafter provided, Employer hereby employs Employee and Employee hereby accepts employment with Employer commencing on May 18, 1998, and continuing for a period of ten (10) years thereafter (the “Employment Term”). Either party to this Agreement shall have the right to give ninety (90) days’ written notice of termination to the other party; provided, however, that in the event such notice is provided by Employer to Employee for any reason other than for cause or disability, the provisions of Section 5(a) of this Agreement shall apply.

      4. Compensation and Benefits. In consideration of Employee’s services to Employer during the Employment Term, Employer agrees to compensate Employee, subject to such limiting laws or regulations as shall be binding upon Employer, as follows:

      (a) Base Compensation. Employer shall pay or cause to be paid to Employee a base compensation of $230,000 per year, payable in conformity with Employer’s normal payroll procedures (the “Base Salary”) and prorated for any partial year in which this Agreement is in effect. Employee’s performance shall be reviewed annually by the Board, and Employee’s Base Salary may be increased as the Board, in its sole discretion, may determine.

      (b) Severance Payment. Employee shall be entitled to receive a cash severance payment in an amount equal to five (5) times Employee’s Base Salary then in effect, payable in conformity with Employer’s normal payroll procedures, in the event that Employee’s employment hereunder is terminated by Employer for any reason other than for cause or disability as described in Section 5 of this Agreement.

      (c) Non-Incentive Stock Options. Employee shall be entitled to participate in a stock option plan as adopted and implemented by Employer and upon execution of this Agreement shall be granted a non-incentive stock option to purchase 25,000 shares of Common Stock of Employer at a purchase price of $32.00 per share. The stock option grant provided for herein shall be subject to the July 22, 1993, First Interstate BancSystem of Montana Stock Option and Stock Appreciation Rights Plan, the May 18, 1998, First Interstate BancSystem, Inc. Stock Option and Stock Appreciation Rights Agreement, and the Shareholder’s Agreement to be executed upon execution of this Agreement between Employer, as a shareholder of Employer, and Employer, as each such instrument may be amended from time to time (collectively the “Stock Option

Documents”). The non-incentive stock options granted under this Agreement shall each expire on May 18, 2008, at 11:59 p.m. Montana time unless the same shall have previously expired under the Stock Option Documents.

      (d) Other Benefits. Employee shall be entitled to participate during the Employment Term in such other benefits and plans of Employer as Employer, or any successor or assign of employer, now or hereafter shall provide for its employees and/or senior executives generally or as may be established by the Board from time to time.

      (e) Special Reimbursements. Upon execution of this Agreement, Employee shall receive a cash reimbursement of $50,000 as an agreed-upon reimbursement for costs incurred or to be incurred in the sale of Employee’s existing property in Mesa, Arizona. In addition, Employee shall receive a reasonable temporary living allowance equal to that amount necessary to reimburse Employee for rent and utilities paid to live in an apartment of his selection for a period of up to three (3) months following the execution of this Agreement and Employer shall reimburse Employee for the cost of air fare for each trip taken by Employee to and from Employee’s current Arizona residence throughout the three-month period. Further, Employer shall reimburse Employee for all moving expenses for his family’s household goods and vehicles, as well as for the cost of title insurance upon the purchase of Employee’s residence in or about the City of Billings, Montana.

      5. Termination of Agreement. This Agreement may be terminated with or without cause during the Employment Term in accordance with this Section 5 and the applicable provisions of Section 3. In the event of such termination, Employee shall be released from all obligations under this Agreement, except that Employee shall remain subject to Sections 6, 10 and 14, and Employer shall be released from all obligations under this Agreement, except as otherwise provided in this Section 5 and Sections 10 and 14.

      (a) Early Termination by Employer Without Cause. This Agreement and Employee’s employment may be terminated by Employer without cause for any reason whatsoever, in the sole, absolute and unreviewable discretion of Employer, upon ninety (90) days’ written notice by the Board to Employee. In such event, however, as of the date of termination, Employee shall be entitled to receive (1) Severance Pay, as that amount shall be calculated pursuant to Section 4(b) hereof, (2) bonus compensation, if any, and (3) the reimbursement by Employer of all premiums for the group health insurance coverage for such period as shall be permitted by then existing law and regulation, but in any event not to exceed five years from the date of termination, subject, however, to the applicable restrictions, if any, imposed by federal C.O.B.R.A. provisions, the group health insurance plan and policy provisions and to other laws and regulations of similar effect. The benefit of insurance coverage shall terminate immediately upon the acceptance by Employee of full-time employment from any person or entity other than Employer or any of its subsidiaries. The Severance Pay, bonus compensation and insurance coverage as provided herein shall constitute liquidated damages in lieu of any and all claims by Employee against Employer, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder or at law or equity.

      (b) Early Termination by Employer for Cause. This Agreement and Employee’s employment may be terminated for cause by Employer upon written notice to Employee, and Employee shall not be entitled to receive compensation or other benefits for any period after termination for cause. Employee understands and agrees that his satisfactory performance of this Agreement requires conformance with the standards of diligence, competence, skill, judgment and efficiency of a person holding the position of President and Chief Operating Officer of a holding company of a size and function similar to Employer and as prescribed by applicable banking laws and regulations, and that failure to conform to such standards is cause for termination of this Agreement by Employer. Termination for cause pursuant to this Section 5(b) shall be defined as Employee’s personal dishonesty, willful misconduct (including knowingly violating any Bylaw or policy of the Board), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation constituting a felony of any degree or similar violations involving moral turpitude, or failure to report or cause others to report to the Board any known violation by others of any policy of the Board or any applicable banking law, rule or regulation or breach of this Agreement by Employee. Termination for cause by Employer shall not constitute a waiver of any remedies which may otherwise be available to Employer under law, equity, or this Agreement.

      (c) Early Termination by Employee. Employee may terminate this Agreement upon ninety (90) days’ written notice by Employer. Employee shall not be entitled to receive compensation or other benefits for any period after the date of termination by Employee.

      (d) Early Termination upon Disability. If Employee becomes disabled during any Employment Term because of physical or mental disability so that he is unable to perform his duties hereunder, Employer may at its option terminate this Agreement. Employee shall be entitled to the reimbursement by Employer of all premiums for the group health insurance coverage for such period as shall be permitted by then existing law and regulation, but in any event not to exceed five years from the date of termination, subject, however, to the applicable restrictions, if any, imposed by federal C.O.B.R.A. provisions and to other laws and regulations of similar effect and the insurance plan and policy provisions, plus pro rata bonus, if any, and accrued but unused vacation leave. All other compensation and benefits provided for under this Agreement shall cease as of the date of termination, except that employer shall use its reasonable efforts to assure that Employee shall have the option to assume such insurance coverage at his individual expense from and after termination of insurance coverage under this Section 5(d). For purposes of this Agreement Employee shall be considered disabled upon a determination of disability under the then existing disability insurance policy maintained by the Employer.

      (e) Change in Control. Employee may elect to terminate this Agreement upon the occurrence of a change in control (as later defined) by giving ninety (90) days’ written notice to Employer at any time on or after the first anniversary, but on or prior to the second anniversary of the change in control. If Employee properly terminates this Agreement under this paragraph 5(e), Employer shall pay Employee the Severance Payments set forth in paragraph 4(b). As used in this Agreement, the term “change in control” shall mean (a) the dissolution of Employer; (b) the sale of all or substantially all of the assets of Employer; (c) the merger of Employer in a transaction in which Employer shareholders immediately prior to such merger own, legally or beneficially, less than 50 percent of the voting stock of the surviving corporation in the merger; or (d) a transaction or series of transactions resulting in the sale or transfer of greater than 50 percent of the Employer voting stock; provided, however, a change in control shall not include (i) transfers of legal or beneficial ownership among shareholders currently owning, legally or beneficially, five percent or more of employer’s common stock, and their respective affiliates, siblings, ancestors, descendants or spouses or any entity controlled by, or the beneficial interests in which are substantially held by, any of the foregoing, or (ii) transfers arising from an initial public offering of Employer stock upon a national exchange.

      (f) Death During Employment. This Agreement and all benefits hereunder, including, without limitation, Severance Payments, shall terminate immediately upon the death of Employee.

      6. Non-Competition by Employee. Employee shall not, during the Employment Term, and for a period of five (5) years thereafter, serve as an officer, director, employee, consultant or agent of, or own, legally or beneficially, any equity interest in, an insured depository organization, depository organization holding company, a financial services company or an affiliate of any of the foregoing if such company or organization then conducts business operations in (a) the states of Wyoming or Montana or (b) any state in which the employer or an Employer affiliate maintains an office, excluding, however, a state in which the sole office or offices become affiliated with Employer by reason of a change in control of Employer within the meaning ascribed to that term in Section 5(e) of this Agreement. If Employee shall fail to perform the terms of this Section 6 fully and faithfully, Employer shall be entitled, in addition to any other right or remedy provided under this Agreement, at law or in equity, to terminate its obligations under this Agreement including, without limitation, to terminate its obligation, if any, to make Severance Payments, and to demand and receive the return of all Severance Payments previously made by Employer to Employee during any period of time in which such failure shall have existed. Nothing in this paragraph 6 shall be interpreted to prohibit Employee from owning less than five percent of any class of equity securities of a company or organization the equity securities of which are traded on a national exchange.

      7. Notices. Any notices to be given hereunder by either party to the other may be effected in writing by personal delivery, by telecommunication of a facsimile therefor, by any system of electronic communication then employed by Employer and Employee or by mail, registered or certified, postage prepaid with return receipt requested. Notices to Employer shall be sent or delivered to its then current principal office, C/O Chairman of the Board of Directors. Notices to Employee shall be sent to Employee’s then current personal residence. Notices delivered personally, by facsimile copy or by electronic communication shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

      8. Entire Agreement. This Agreement, and any appendices hereto, supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contain all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by all parties to the Agreement.

      9. Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or non-enforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

      10. Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in the forum of appropriate jurisdiction located within the State of Montana, and Employee hereby agrees to be subject to service of process in Montana.

      11. Waiver. The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any rights shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

      12. Indemnification. Employer and each subsidiary of Employer of which Employee is a director or officer shall indemnify Employee as provided in the respective Articles of Incorporation, Bylaws or policies in effect for the indemnification of officers or directors.

      13. Assignment. Neither this Agreement nor any of the rights or benefits hereunder shall be subject to execution, attachment or similar process, nor may this Agreement or any rights or benefits hereunder be assigned, transferred, pledged or hypothecated without the written consent of both parties hereto. In he event of any sale of substantially all of the assets of, or merger, consolidation, conversation or other reorganization involving Employer, any successor of Employer by reason of such transaction shall succeed to all of Employer’s rights and benefits and shall be subject to all of Employer’s duties and obligations hereunder.

      14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having appropriate jurisdiction. There shall be three arbitrators, one to be chosen directly by each party, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator he or it selects and of his or its own attorneys, and the expenses of his or its witnesses and all other expenses connected with representing his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties, subject to the provisions of Section 16, below.

      15. Interpretation. This Agreement, and all of its provisions, shall be interpreted in accordance with the plain meaning of the language used herein, and its provisions shall not be interpreted or construed against the perceived interests of either of the parties hereto for the reason that one or the other party shall have been responsible for preparing or revising, or both, the initial and successive drafts hereof.

      16. Attorneys’ Fees. In the event that either party shall bring an action or commence arbitration in connection with the performance, breach, or interpretation hereof, the prevailing party in such proceeding shall be entitled to recover from Employer all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys’ fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in accordance with the laws of the State of Montana.

      17. Time of the Essence. Time is of the essence of this Agreement and each and every provision hereof.

      Executed on the date and year first above written.

EMPLOYER:	EMPLOYEE:

First Interstate BancSystem, Inc., a Montana corporation

By: /s/ THOMAS W. SCOTT Its: Chief Executive Officer	/s/ LYLE R. KNIGHT Lyle R. Knight

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